Exhibit 99.1

Execution Copy

[Published CUSIP Number:         ]

CREDIT AGREEMENT

Dated as of June 12, 2008

among

KAPSTONE KRAFT PAPER CORPORATION,

as the Borrower,

KAPSTONE PAPER AND PACKAGING CORPORATION,

as the Parent,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

5.10	Investment Company Act	82
5.11	Regulation U	83
5.12	Taxes	83
5.13	Solvency, etc.	83
5.14	Environmental Matters	83
5.15	Insurance	84
5.16	Real Property	84
5.17	Information	84
5.18	Intellectual Property	84
5.19	Burdensome Obligations	84
5.20	Labor Matters	85
5.21	No Default	85
5.22	Related Agreements, etc.	85
5.23	Casualty, Etc.	86
5.24	Collateral Documents	86
5.25	Material Contracts	86
ARTICLE VI AFFIRMATIVE COVENANTS		86
6.01	Reports, Certificates and Other Information	86
6.02	Certificates; Other Information	87
6.03	Books, Records and Inspections	90
6.04	Maintenance of Property; Insurance	91
6.05	Compliance with Laws; Payment of Taxes and Liabilities	92
6.06	Maintenance of Existence, etc.	92
6.07	Use of Proceeds	92
6.08	Employee Benefit Plans	92
6.09	Environmental Matters	93
6.10	Further Assurances	93
6.11	Deposit Accounts	94
6.12	Compliance with Terms of Leaseholds	94
6.13	Material Contracts	94
6.14	Kraft Acquisition Documents	94
6.15	Amendments to Private Placement Notes or Private Placement Note Purchase Agreement	95
ARTICLE VII NEGATIVE COVENANTS		95
7.01	Debt	95
7.02	Liens	97
7.03	Operating Leases	98
7.04	Restricted Payments	99
7.05	Mergers, Consolidations, Acquisitions, Sales	99
7.06	Modification of Organization Documents	100
7.07	Transactions with Affiliates	100
7.08	Unconditional Purchase Obligations	100
7.09	Inconsistent Agreements	100
7.10	Business Activities; Issuance of Equity	101
7.11	Investments	101
7.12	Restriction of Amendments to Certain Documents	102

7.13	Accounting Changes; Fiscal Year	102
7.14	Financial Covenants	102
7.15	Prepayments, Etc. of Debt	102
7.16	Amendment, Etc. of Debt	102
7.17	Use of Proceeds	103
7.18	Holding Company	103
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		103
8.01	Events of Default	103
8.02	Remedies Upon Event of Default	106
ARTICLE IX ADMINISTRATIVE AGENT		107
9.01	Appointment and Authority	107
9.02	Rights as a Lender	108
9.03	Exculpatory Provisions	108
9.04	Reliance by Administrative Agent	109
9.05	Delegation of Duties	109
9.06	Resignation of Administrative Agent	110
9.07	Non-Reliance on Administrative Agent and Other Lenders	111
9.08	No Other Duties, Etc.	111
9.09	Administrative Agent May File Proofs of Claim	111
9.10	Collateral and Guaranty Matters	112
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	112
9.12	Lenders’ Enforcement Rights	113
ARTICLE X GUARANTY		113
10.01	The Guaranty	113
10.02	Obligations Unconditional	114
10.03	Reinstatement	115
10.04	Certain Additional Waivers	115
10.05	Remedies	115
10.06	Rights of Contribution	115
10.07	Guarantee of Payment; Continuing Guarantee	116
ARTICLE XI MISCELLANENOUS		116
11.01	Amendments, Etc.	116
11.02	Notices; Effectiveness; Electronic Communications	119
11.03	No Waiver; Cumulative Remedies	121
11.04	Expenses; Indemnity; Damage Waiver	121
11.05	Payments Set Aside	123
11.06	Successors and Assigns	124
11.07	Treatment of Certain Information; Confidentiality	128
11.08	Right of Setoff	129
11.09	Interest Rate Limitation	130
11.10	Counterparts; Integration; Effectiveness	130
11.11	Survival of Representations and Warranties	130
11.12	Severability	130
11.13	Replacement of Lenders	131
11.14	Governing Law; Jurisdiction; Etc.	131
11.15	Waiver of Jury Trial	132

11.16	No Advisory or Fiduciary Responsibility	133
11.17	Electronic Execution of Assignments and Certain Other Documents	133
11.18	USA PATRIOT Act Notice	134
11.19	Intercreditor Agreement	134

SIGNATURES		S-1

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
4.02(a)	Excluded Estoppel and Consent Agreements
4.02(b)	Material Adverse Effect
5.02	Consents; No Conflict
5.05	Changes in Business
5.06	Litigation and Contingent Liabilities
5.07	Ownership of Properties; Liens
5.08	Ownership of Loan Parties and Subsidiaries
5.12	Taxes
5.16	Real Property
5.20	Labor Matters
5.23	Casualty, Etc.
5.25	Material Contracts
7.01	Existing Debt
7.01(g)	Debt To Be Repaid
7.02	Existing Liens
7.08	Unconditional Purchase Obligations
7.11	Investments
7.18	Holding Company Contracts
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term A Note
C-2	Term B Note
C-3	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Security Agreement
G	Mortgage
H	Secured Lender Party Designation Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of June 12, 2008 among KAPSTONE KRAFT PAPER CORPORATION, a Delaware corporation (the “Borrower”), KAPSTONE PAPER AND PACKAGING CORPORATION, a Delaware corporation (the “Parent”), certain subsidiaries of the Borrower identified on the signature pages hereto as guarantors and such other subsidiaries of the Borrower as may from time to time become party hereto (together with the Parent, the “Guarantors”), the lenders from time to time party hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide term loan facilities and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” has the meaning set forth in the Security Agreement.

“Account or Accounts” has the meaning set forth in the UCC.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Adjusted Working Capital” means the remainder of: (a) (i) the consolidated current assets of the Borrower and its Subsidiaries minus (ii) the amount of cash and cash equivalents included in such consolidated current assets; minus (b) (i) consolidated current liabilities of the Borrower and its Subsidiaries minus (ii) the amount of short-term Debt (including current maturities of long-term Debt) of the Borrower and its Subsidiaries included in such consolidated current liabilities.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time (a) with respect to such Lender’s portion of the outstanding Term A Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term A Loan held by such Lender at such time, (b) with respect to such Lender’s portion of the outstanding Term B Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term B Loan held by such Lender at such time and (c) with respect to the Revolving Credit Facility, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time.  If the commitment of each Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Term A Loan and the Revolving Credit Facility the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Total Leverage Ratio	Eurodollar Rate Loans	Letter of Credit Fee	Base Rate Loans	Unused Fee
I	> 3.00x but < 4.00x	3.00%	3.00%	1.50%	0.50%
II	> 2.50x but < 3.00x	2.625%	2.625%	1.125%	0.50%
III	> 2.00x but < 2.50x	2.25%	2.25%	0.75%	0.50%
IV	> 1.50x but < 2.00x	1.875%	1.875%	0.375%	0.50%
V	< 1.50x	1.50%	1.50%	0.00%	0.375%

and (b) in respect of the Term B Loan, 2.00% per annum for Base Rate Loans and 3.50% per annum for Eurodollar Rate Loans.

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that (a) if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and (b) the Applicable Rate in effect on the Commitment Effective Date and for the first six (6) months after the Commitment Effective Date shall be determined based upon Pricing Level I.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Lender at any time, such Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Asset Disposition” means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any portion thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the sale or lease of inventory in the ordinary course of business and (b) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $5,000,000.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of (a) the Parent and its Subsidiaries for the Fiscal Years ended December 31, 2005, December 31, 2006 and December 31, 2007 and (b) the Target for the Fiscal Years ended December 31, 2005, December 31, 2006 and December 31, 2007, in each case along with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Years, including the notes thereto.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Commitment Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BONY Documents” means (a) Acknowledgment of Assignment of Indebtedness and Related Liens dated contemporaneously with the Commitment Effective Date, executed by The Bank of New York and addressed to the Seller, Cogen South L.L.C. and Oak Acquisition, LLC, (b) Assignment of Mortgage and Assignment of Rents and Assignment and Security Agreement dated contemporaneously with the Commitment Effective Date, executed by The Bank of New York for the benefit of Oak Acquisition, LLC, (c) the Resignation of Agent/Appointment of New Agent letter dated contemporaneously with the Commitment Effective Date, executed by The Bank of New York and addressed to the Seller, Cogen South L.L.C. and Oak Acquisition, LLC, and (d) the Letter Agreement relating to the assignment of Collateral from the Bank of New York to Oak Acquisition, LLC.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business” has the meaning given such term in the Mead Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, including expenditures in respect of Capital Leases, but excluding any such expenditures for which the Borrower has been reimbursed by the Seller pursuant to the Kraft Acquisition Documents and expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests) or any other equivalent of such ownership interest.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by S&P or P-l by Moody’s, (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) ) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, credit card processing, purchase card, ACH transactions, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender (even if such Person thereafter ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and has delivered a Secured Lender Party Designation Notice to the Administrative Agent on or before the date on which such determination is being made.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the Capital Securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that the acquisition by any one or more Exempt Persons (as defined below) (acting singly or in concert) of the “beneficial ownership” of 35% or more of the Capital Securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) shall not be a Change of Control; (b) a majority of the members of the Board of Directors of Parent shall cease to be Continuing Members (as defined below); (c) Parent shall cease to own and control 100% of each class of the outstanding Capital Securities of the Borrower; (d) the Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary; or (e) all of Roger W. Stone (or a replacement reasonably satisfactory to the Required Lenders), Matthew Kaplan (or a replacement reasonably satisfactory to the Required Lenders) and Timothy Keneally (or a replacement reasonably satisfactory to the Required Lenders) shall cease at any time to be employed full time by the Parent in a position at least equivalent to their current respective positions; provided, however, such an event under this clause (e) shall not constitute a Change of Control for up to 135 days if the Parent is diligently working to replace such Person(s) with a reasonably qualified candidate (or candidates) to perform the same or similar duties as such Person(s).  For purposes of the foregoing, (x) “Continuing Member” means a member of the Board of Directors of Parent who either (i) was a member of Parent’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election by the stockholders of Parent was approved by a vote of the majority of the Continuing Members then members of Parent’s Board of Directors and (y) “Exempt Person” means each member of the class consisting of:  (i) Roger Stone, (ii) Matthew Kaplan and (iii) so long as voting control is retained by such Person, any spouse, lineal descendant, parent or sibling of such Person, or any trust or similar estate planning entity controlled by such Person or whose beneficiaries or owners are solely comprised of such Person’s spouse, lineal descendant, parent or sibling.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Cogen Junior Notes” means the subordinated promissory note from Cogen JV to the Borrower dated October 22, 2001 in the original principal amount of $9,500,000 and the subordinated promissory note from Cogen JV to the Borrower dated December 31, 2004 in the original principal amount of $57,500,000.

“Cogen JV” means Cogen South LLC, a Delaware limited liability company.

“Cogen Loan Agreement” shall mean that certain Amended and Restated Construction and Term Loan Agreement of Cogen JV dated as of December 15, 1996, as amended or assigned, and all documents executed in connection therewith.

“Cogen Notes” means the Cogen Senior Notes and the Cogen Junior Notes.

“Cogen Senior Notes” means all indebtedness outstanding under the Cogen Loan Agreement, including those certain Replacement Promissory Notes dated as of December 31, 1998 executed by Cogen JV in favor of the Borrower in the principal amounts of $50,000,000 and $8,039,721.92, respectively.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement; any Deposit Account Control Agreement; the Mortgages; each other mortgage, collateral assignment, security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent pursuant to Section 6.10; and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, the Revolving Credit Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commitment Effective Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 11.01.

“Committed Loan Notice” means a notice of (a) a Borrowing of (i) Revolving Credit Loans or (ii) the Term A Loan or (iii) the Term B Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Net Income” means, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations.

“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) induces the issuance of any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability which is in the form of a guaranty of Debt shall (subject to the limitation set forth below and any other limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.  The amount of any Contingent Liability which is not in the form of a guaranty of Debt shall be equal to the reasonably anticipated maximum amount of such Contingent Liability as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means each Loan Party, each of its Domestic Subsidiaries and all other members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any Loan Party or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Available Excess Cash Flow” means, as of any date of determination, the sum of Available Excess Cash Flow (as defined below) for each of the Fiscal Years ended prior to such date of determination for which audited financial statements of the Parent and its Subsidiaries have been delivered to the Administrative Agent in accordance with Section 6.01(a) of this Credit Agreement (commencing with the 2008 Fiscal Year). “Available Excess Cash Flow” means (a) with respect to the 2008 Fiscal Year, 50% of Excess Cash Flow for the period commencing the Commitment Effective Date through the end of such Fiscal Year, (b) with respect to the 2009 Fiscal Year, 50% of Excess Cash Flow for such Fiscal Year and (c) with respect to the 2010 Fiscal Year and each Fiscal Year thereafter, (i) if as of such date of determination the Total Leverage Ratio is greater than or equal to 2.0:1.0, 50% of Excess Cash Flow for such Fiscal Year and (ii) if as of such date of determination the Total Leverage Ratio is less than 2.0:1.0, 100% of Excess Cash Flow for such Fiscal Year.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business but including the Earn-Out

Obligations), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Contingent Liabilities of such Person, (h) all Debt of any partnership of which such Person is a general partner, (i) the principal portion of all obligations of such Person under Synthetic Lease Obligations and other Off-Balance Sheet Liabilities (excluding Operating Leases to the extent they would otherwise be included) and (j) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Debt to be Repaid” means Debt listed on Schedule 7.01(g) .

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account Control Agreement” shall mean an agreement, among a Loan Party, a depository institution, and the Collateral Agent, which agreement is in a form acceptable to the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Discretionary L/C Issuer” has the meaning specified in Section 2.03(b)(v).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

Earn-Out Obligations means the Borrower’s payment obligations under Sections 1.11 and 1.12 of the International Paper Purchase Agreement.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (without duplication), (a) Interest Expense, (b) income tax expense, (c) depreciation and amortization, (d) extraordinary losses (or less gains), net of related tax effects, (e) other non-cash charges or losses (or less gains or income) for which no cash outlay (or cash receipt) is foreseeable, (f) “cold mill” maintenance outage costs in an aggregate amount of up to $7,500,000 for the term of this Agreement (it being understood that such add-back shall only be permitted in connection with one such outage during the term of this Agreement) but only to the extent that (i) the aggregate amount of such costs for such period exceeds the actual expense allocable to such outage during such period and (ii) any such resulting add-back is applied to reduce EBITDA in the future periods to which such expenses actually relate on a Dollar for Dollar basis and (g) expenses and fees incurred to consummate the transactions contemplated by the Loan Documents in an aggregate amount for all periods not exceeding $13,500,000. For purposes of calculating the Total Leverage Ratio and the Fixed Charge Coverage Ratio, (i) EBITDA shall be deemed to be: $38,877,600 for the Fiscal Quarter ending September 30, 2007, $39,298,700 for the Fiscal Quarter ending December 31, 2007 and $33,475,400 for the Fiscal Quarter ending March 31, 2008 and (ii) EBITDA for the period from April 1, 2008 to the Closing Date shall be determined in a manner consistent with clause (i) above.

 “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

 “Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or three business days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore Dollars on such second preceding business day), for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three business days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore Dollars on such second preceding business day).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, (a) EBITDA for such period, minus (b) scheduled repayments of principal of the Term Loans made during such period, minus (c) voluntary prepayments of the Term Loans pursuant to Section 2.05(a) during such period, minus (d) cash payments made in such period with respect to Capital Expenditures (to the extent such cash payments are unfinanced), minus (e) all income taxes paid in cash by the Loan Parties during such period, minus (f) cash Interest Expense of the Loan Parties during such period, minus (g) any cash losses (and plus any cash gains) from extraordinary items to the extent excluded from the calculation of EBITDA, minus (h) any increase in Adjusted Working Capital for such period.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Existing Credit Agreement” means that certain Credit Agreement dated as of January 2, 2007 among the Borrower, the Administrative Agent and a syndicate of lenders, as in effect on the date hereof and as amended or otherwise modified.

“Existing Letters of Credit” means each of the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1.01 hereto.

“Expiration Date” has the meaning specified in Section 4.02.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility” means each of the Term A Loan, the Term B Loan and the Revolving Credit Facility, as the context may require; and “Facilities” means all three.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 4, 2008, among the Borrower, the Administrative Agent and the Arranger.

“FILOT Lease” means, collectively, (i) the lease agreement to be entered into on or before the Commitment Effective Date between Charleston County, South Carolina and KapStone Charleston Kraft LLC and (ii) the lease agreement to be entered into on or before the Commitment Effective Date between Charleston County, South Carolina and Cogen South LLC.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2008”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, for the period of four consecutive Fiscal Quarters ending in such date, the ratio of (a) the total for such period of (i) EBITDA minus (ii) the sum of income taxes paid in cash by the Loan Parties minus (iii) cash dividends paid during such period minus (iv) all unfinanced Capital Expenditures to (b) the sum for such period of (i) cash Interest Expense plus (ii) required payments of principal of Funded Debt (including the Term Loans but excluding the Revolving Credit Loans and the Intercompany Subordinated Debt); provided, with respect to each of clauses (a)(ii), (a)(iii), (a)(iv), (b)(i) and (b)(ii) above, for any Fiscal Quarter ending during the first three full Fiscal Quarters following the Commitment Effective Date, the relevant amount shall be determined not by taking the actual amount for such four consecutive Fiscal Quarter period but instead by dividing (x) the actual amount of such item from the Commitment Effective Date to such Fiscal Quarter end by (y) the number of days from (and including) the Commitment Effective Date to (and including) such Fiscal Quarter end and multiplying the quotient by 365.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person, all Debt for borrowed money of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Secured Lender Parties, together with each joinder agreement delivered pursuant to Section 6.10.

“Guarantors” has the meaning specified in the introductory paragraph hereto.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas, mold, oil and pesticides; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender (even if such Person thereafter ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and has delivered a Secured Lender Party Designation Notice to the Administrative Agent on or before the date on which such determination is being made.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Swap Contract.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercompany Subordinated Debt” means unsecured Debt of the Borrower to Parent in respect of the loan made by Parent to the Borrower pursuant to the Intercompany Subordinated Note.

“Intercompany Subordinated Note” means that certain Subordinated Promissory Note dated as of the Closing Date by the Borrower in favor of Parent.

“Intercompany Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of the date hereof by and among Parent, Borrower and Administrative Agent, as amended, restated or otherwise modified from time to time pursuant to the terms thereof.

“Intercreditor Agreement” means that certain intercreditor agreement by and among (i) the Collateral Agent, (ii) the Administrative Agent on behalf of the Secured Lender Parties, (iii) the Private Placement Noteholders and (iv) the Loan Parties, as amended, modified, supplemented or restated from time to time.

“Interest Expense” means for any period the consolidated interest expense of the Parent and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last day of each calendar quarter and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).  If any payment to be made by the Borrower shall come due on a day other than a Business Day, such payment shall be made on the next following Business Day in accordance with Section 2.12(a).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Parent and its Subsidiaries for each Fiscal Quarter ending prior to the Commitment Effective Date beginning with the Fiscal Quarter ended March 31, 2008, and the related consolidated statements of income or operations and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter periods, including the notes thereto.

“International Paper Purchase Agreement” means that certain Purchase Agreement dated as of June 23, 2006 among the Parent, the Borrower and International Paper Company, as amended from time to time.

“Inventory” is defined in the Security Agreement.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any Debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Kraft Acquisition” shall mean the acquisition by the Borrower of the Target pursuant to the Kraft Acquisition Documents.

“Kraft Acquisition Documents” has the meaning set forth in Section 4.02(xi)(A).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Credit Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to any Letters of Credit (other than the Existing Letters of Credit), Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender identified on Schedule 1.01 as the issuer of such Existing Letter of Credit and (c) any Discretionary L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Side Letter” means the letter agreement, dated as of the Closing Date, among the Borrower and the Administrative Agent.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $20,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Fee Letter and (c) to the extent executed and delivered, (i) the Notes, (ii) the Collateral Documents, (iii) the Intercreditor Agreement, (iv) each Issuer Document, (v) each Secured Hedge Agreement, (vi) the L/C Side Letter, (vii) each Secured Cash Management Agreement and (viii) the Intercompany Subordination Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively the Borrower, the Parent and each other Guarantor.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Material Contract” means, with respect to any Person, (a) each contract or other agreement, written or oral, to which such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more and (b) any other contract, agreement, permit or license, written or oral, to which such Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier of (a) (i) with respect to the Revolving Credit Facility and the Term A Loan, June 12, 2013 and (ii) with respect to the Term B Loan, June 12, 2015 and (b) the date which is ninety (90) days prior to the date on which any of the Earn-Out Obligations will become (or are reasonably expected to become) due and owing under the International Paper Purchase Agreement (the “Springing Maturity Date”); provided that the Springing Maturity Date shall not apply (and only the Maturity Date referenced in clause (a) above shall apply) if (A) the Total Leverage Ratio as of the end of the Fiscal Quarter most recently preceding the Springing Maturity Date for which a Compliance Certificate has been received is less than 2.0 to 1.0, calculated for purposes hereof on a pro forma basis after giving effect to the amount of Indebtedness, as estimated by the Borrower in its reasonable good faith judgment, which has been incurred or is to be incurred by any Loan Party or Subsidiary thereof to enable the Borrower to satisfy the Earn-Out Obligations, (B) no Default or Event of Default shall exist on the Springing Maturity Date and (C) the chief financial officer of the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the Springing Maturity Date (but no more than seven (7) Business Days prior thereto), a certificate in a form acceptable to the Administrative Agent certifying (x) to the date of the Springing Maturity Date, (y) to the satisfaction of the requirement in clause (A) above, and including or attaching calculations for such Total Leverage Ratio on a pro forma basis, and (z) that no Default or Event of Default then exists.

“Mead Purchase Agreement” has the meaning set forth in Section 4.02(xi)(A).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.02(a)(iv).

“Mortgage Policy” has the meaning specified in Section 4.02(a)(iv)(B).

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any other member of the Controlled Group may have any liability.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Senior Debt);

(b)           with respect to any issuance or exercise of Capital Securities (including, without limitation, the Warrants), the aggregate cash proceeds received by any Loan Party pursuant to such issuance or exercise, net of the direct costs relating to such issuance or exercise (including sales and underwriters’ commissions); and

(c)           with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Note” means a Term A Note, a Term B Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 6.05.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization or similar transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); or (b) the monetary obligations under any financing lease (excluding any operating lease) or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease and obligations in respect of the FILOT Lease.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which any Loan Party or any of its Domestic Subsidiaries or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Proposed Acquisition which is either (a) approved in writing by the Required Lenders or (b) which satisfies each of the following conditions:

(i)            Other than Debt permitted under Section 7.01, none of the Loan Parties shall incur or assume any Debt or other liabilities in connection with such Proposed Acquisition except for ordinary course trade payables and accrued expenses. No earn-out or similar payment obligations shall be incurred in connection with such Proposed Acquisition unless approved in writing by the Administrative Agent;

(ii)           Before and after giving effect to such Proposed Acquisition, no Unmatured Default or Event of Default shall have occurred and be continuing;

(iii)          The aggregate amount payable in connection with, and other consideration for (in each case, including all transaction costs and all Debt, liabilities and Contingent Liabilities incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Borrower and such acquired Person) such Proposed Acquisition and all other Permitted Acquisitions under clause (b) of this definition shall not exceed $60,000,000;

(iv)          After giving effect to such Proposed Acquisition, the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.14, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(v)           Upon consummation of such Proposed Acquisition, the Collateral Agent, on behalf of the Secured Parties, shall have a perfected first priority Lien upon all assets acquired in connection therewith, subject only to Permitted Liens;

(vi)          Not less than twenty (20) Business Days prior to consummating such Proposed Acquisition, the Borrower shall deliver to the Administrative Agent an acquisition summary with respect to such Proposed Acquisition, such summary to include (A) a reasonably detailed description of the business to be acquired (including financial information) and operating results (including financial statements in form and substance reasonably satisfactory to the Administrative Agent), (B) the terms and conditions, including economic terms, of the Proposed Acquisition, and (C) pro forma financial projections for the Loan Parties for the four Fiscal Quarters following the date of such Proposed Acquisition, together with a calculation of the Borrower’s compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 for such period, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(vii)         The Administrative Agent shall have been furnished with copies of the Borrower’s business, legal and environmental due diligence with respect to the proposed business and assets to be acquired, with results reasonably satisfactory to the Administrative Agent; and

(viii)        Prior to consummating such Proposed Acquisition, the Borrower shall provide the Administrative Agent with all acquisition documents relating thereto and such other information (including officer’s certificates and opinions of counsel) as the Administrative Agent shall reasonably request in order to confirm that the conditions set forth herein have been satisfied.

“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 7.02.

“Permitted Parent Dividends” means the dividend the Borrower is permitted to pay to the Parent in an aggregate amount not to exceed (a) (i) from the Closing Date through the Fiscal Year ending December 31, 2009, 50% of Cumulative Available Excess Cash Flow and (ii) thereafter, 100% of Cumulative Available Excess Cash Flow plus (b) an aggregate amount of up to $500,000 in connection with the redemption of the Warrants pursuant to the terms thereof and in connection with the obligations of the Parent pursuant to the Underwriting Agreement, if applicable.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 1(b) of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1(b) of the Security Agreement.

“Private Placement Noteholders” means the holders from time to time of the Private Placement Notes.

“Private Placement Note Purchase Agreement” means that certain Note Purchase Agreement among the Borrower, the other Loan Parties and the Private Placement Noteholders dated on or about the Commitment Effective Date (as may be amended, supplemented or restated from time to time in accordance with the Intercreditor Agreement).

“Private Placement Notes” means the Senior Notes due 2015 issued pursuant to the terms of the Private Placement Note Purchase Agreement in the aggregate initial principal amount of $40,000,000.

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period.

“Pro Forma Transaction” means any transaction consummated as part of any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Debt.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the board of directors of such Proposed Acquisition Target, of all or substantially all of the assets or Capital Securities of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.

“Public Lender” has the meaning specified in Section 6.02.

“Ratable Portion” shall mean, as of any date of determination, an amount equal to the product of (a) the Net Cash Proceeds being applied to the payment or prepayment of Senior Debt pursuant to any of Sections 2.06(b)(i) through (vi) of this Agreement multiplied by (b) a fraction, the numerator of which is (x) with respect to an offer to prepay the Private Placement Notes, the then aggregate outstanding principal amount of the Private Placement Notes and/or (y) with respect to a prepayment of the Loans, the then aggregate outstanding principal amount of the Loans and the denominator of which is the then aggregate outstanding principal amount of all Senior Debt.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(ix).

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Register” has the meaning specified in Section 11.06(c).

“Related Agreements” means the Kraft Acquisition Documents and all agreements and instruments entered into or delivered in connection therewith, including without limitation all supply agreements and transitional services agreements with Seller.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Loan Lenders” means, as of any date of determination, Lenders holding more than 50% of the Term A Loan on such date; provided that the portion of the Term A Loan held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Loan Lenders.

“Required Term B Loan Lenders” means, as of any date of determination, Lenders holding more than 50% of the Term B Loan on such date; provided that the portion of the Term B Loan held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Loan Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.  The initial amount of the Revolving Credit Facility in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C-3.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SCANA Side Letters” means those certain letter agreements dated as of April 3, 2008 and April 4, 2008, among MeadWestvaco Corporation, MeadWestvaco South Carolina LLC, SCANA Corporation, South Carolina Electric and Gas Company, Cogen South L.L.C., the Parent and Oak Acquisition LLC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Lender Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents (other than the Private Placement Noteholders).

“Secured Lender Party Designation Notice” means in connection with any Secured Cash Management Agreement or any Secured Hedge Agreement, a notice of secured party designation delivered by the Cash Management Bank or Hedge Bank, as applicable, to the Administrative Agent substantially in the form of Exhibit H.

“Secured Party” has the meaning specified in the Security Agreement.

“Security Agreement” has the meaning specified in Section 4.02(a)(iii).

“Seller” means a collective reference to MeadWestvaco Corporation and MeadWestvaco South Carolina LLC.

“Senior Debt” means a collective reference to (a) the obligations of the Loan Parties under the Private Placement Note Purchase Agreement and the Private Placement Notes and (b) the Obligations hereunder.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  In no event shall any Operating Lease or any FILOT Lease be construed as a Synthetic Lease Obligation.

“Target” means all or substantially all of the assets purchased from the Seller which constitute the “Purchased Assets” as such term us defined in the Mead Purchase Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Teachers” means Teachers Insurance and Annuity Association of America.

“Term A Loan” has the meaning specified in Section 2.01(a)(i).

“Term A Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term A Loan to the Borrower on the Commitment Effective Date pursuant to Section 2.01(a)(i), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Loan Commitments of all of the Lenders as in effect on the Closing Date is THREE HUNDRED NINETY MILLION DOLLARS ($390,000,000).

“Term A Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term A Loans made by such Lender, substantially in the form of Exhibit C-1.

“Term B Loan” means the Term B-1 Loan and/or the Term B-2 Loan, as applicable.

“Term B-1 Loan” has the meaning specified in Section 2.01(a)(ii).

“Term B-2 Loan” has the meaning specified in Section 2.01(a)(iii).

“Term B Loan Commitment” means the Term B-1 Loan Commitment and/or the Term B-2 Loan Commitment, as applicable.

“Term B-1 Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term B-1 Loan to the Borrower on the Commitment Effective Date pursuant to Section 2.01(a)(ii), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B-1 Loan Commitments of all of the Lenders as in effect on the Closing Date is TWENTY FIVE MILLION DOLLARS ($25,000,000).

“Term B-2 Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term B-2 Loan to the Borrower on the Commitment Effective Date pursuant to Section 2.01(a)(iii), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B-2 Loan Commitments of all of the Lenders as in effect on the Closing Date is FORTY MILLION DOLLARS ($40,000,000), provided, however, that such Term B-2 Loan Commitments may be reduced on or prior to the Commitment Effective Date in accordance with Section 2.01(a)(iii).

“Term B Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term B Loans made by such Lender, substantially in the form of Exhibit C-2.

“Term Loan” means the Term A Loan and/or the Term B Loan, as applicable.

“Term Loan Commitment” means the Term A Loan Commitment and/or the Term B Loan Commitment, as applicable.

“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

“Ticking Fee” has the meaning specified in Section 2.09(b).

“Total Debt” means all Debt of the Parent and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party or in respect of Letters of Credit), (b) Hedging Obligations, (c) Debt of the Parent to Subsidiaries and Debt of Subsidiaries to the Parent or to other Subsidiaries and (d) the Earn-Out Obligations.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the period of four consecutive Fiscal Quarters ending on such day.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Underwriting Agreement” means the Underwriting Agreement dated on or about August 15, 2005 between Stone Arcade Acquisition Corporation, Morgan Joseph & Co., Inc., as Representative, and the other Underwriters identified therein, as in effect on the Closing Date.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Fee” has the meaning specified in Section 2.09(a).

“Warrants” means those certain warrants to purchase 40,000,000 shares of common stock of the Parent at an exercise price of $5.00 per share dated on or about August 15, 2005.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP or Accounting Practices.  If at any time any change in GAAP or in accounting practices as permitted under Section 7.13 hereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or accounting practices (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or past accounting practices prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or accounting practices, as appropriate.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04         Rounding.  Any financial ratios required to be maintained by the Parent or the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Term Loans and Revolving Credit Loans.

(a)           The Term Loans.

(i)            Term A Loan.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term A Loan”) to the Borrower on the Commitment Effective Date in an amount not to exceed such Lender’s Term A Loan Commitment.  Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.  The Term A Loan may be a Base Rate Loan or Eurodollar Rate Loan, as further provided herein; provided, however, all Borrowings made on the Commitment Effective Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrower and reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Commitment Effective Date.

(ii)           Term B-1 Loan.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term B-1 Loan”) to the Borrower on the Commitment Effective Date in an amount not to exceed such Lender’s Term B-1 Loan Commitment.  Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.  The Term B-1 Loan may be a Base Rate Loan or Eurodollar Rate Loan, as further provided herein; provided, however, all Borrowings made on the Commitment Effective Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrower and reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Commitment Effective Date.

(iii)          Term B-2 Loan.  Subject to the last sentence of this clause (iii) and the other terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term B-2 Loan”) to the Borrower on the Commitment Effective Date in an amount not to exceed such Lender’s Term B-2 Loan Commitment.  Amounts borrowed under this Section 2.01(a)(iii) and repaid or prepaid may not be reborrowed.  The Term B-2 Loan may be a Base Rate Loan or Eurodollar Rate Loan, as further provided herein; provided, however, all Borrowings made on the Commitment Effective Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrower and reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Commitment Effective Date.  It is understood and agreed that in accordance with Section 2.06(b)(ii)(B), the aggregate Term B-2 Loan Commitment shall be permanently reduced on a Dollar for Dollar basis in an amount equal to the aggregate principal amount of the Private Placement Notes issued pursuant to the Private Placement Note Purchase Agreement on or prior to the Commitment Effective Date.

(b)           The Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit

Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings made on the Commitment Effective Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrower and reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Commitment Effective Date.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.01 and 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect in the aggregate with respect to all Revolving Loans and Term Loans.

2.03         Letters of Credit.

(a)           The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Commitment Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Commitment Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Revolving Credit Commitments have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the

Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)           Any Lender with a Revolving Credit Commitment (in such capacity, a “Discretionary L/C Issuer”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), and in such Lender’s sole discretion, agree to issue one or more Letters of Credit for the account of the Borrower or its Subsidiaries on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the L/C Issuer hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary L/C Issuer.  With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Discretionary L/C Issuers shall have all of the same rights and obligations under and in respect of this Agreement and the other Loan Documents, and shall be entitled to all of the same benefits (including, without limitation, the rights, obligations and benefits set forth in Sections 2.03, 9.07 and 11.01), as are afforded to the L/C Issuer hereunder and thereunder.  The Administrative Agent shall promptly notify each of the Lenders with a Revolving Credit Commitment of the appointment of any Discretionary L/C Issuer.  Each Discretionary L/C Issuer shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Discretionary L/C Issuer (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

(c)           Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including any Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative

Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The

Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any

Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the L/C Side Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04         Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the

Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)           Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)           Optional.

(i)            Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied (x) ratably to the Term A Loan and the Term B Loan and (y) to the principal repayment installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.

(i)            Within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2008, the Borrower shall prepay an aggregate principal amount of Senior Debt equal to 50% of Excess Cash Flow for such Fiscal Year; provided, however with respect to Fiscal Year 2008, Excess Cash Flow shall be computed for the period commencing with the Commitment Effective Date through the last day of such Fiscal Year; and further provided, however, if the Total Leverage Ratio as of the last day of such Fiscal Year is less than 2.0 to 1.0, then the Borrower shall not be required to make a prepayment pursuant to this Section 2.05(b)(i) for such Fiscal Year.

(ii)           If any Loan Party or any of its Subsidiaries disposes of any property in connection with an Asset Disposition which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Senior Debt equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vii) and (ix) below); provided, however, that, with respect to any Net Cash Proceeds realized under an Asset Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Asset Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets performing the same or a similar function or otherwise used in the business of such Loan Party or such Subsidiary so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested (or subject to a definitive agreement to be reinvested) shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii) immediately upon the earlier of the occurrence of a Default or the expiration of such 180 day period.

(iii)          Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Capital Securities (other than any sales or issuances of Capital Securities to another Loan Party or in connection with a Permitted Acquisition) or the exercise by any Person of any convertible Capital Securities issued by a Loan Party (other than the Warrants), the Borrower shall prepay an aggregate principal amount of Senior Debt equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vii) and (ix) below).

(iv)          Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt permitted under Sections 7.01 (a) – (i) and (k)), the Borrower shall prepay an aggregate principal amount of Senior Debt equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vii) and (ix) below).

(v)           Immediately upon the receipt by any Loan Party or any Subsidiary of Net Cash Proceeds from the exercise of any Warrants, the Borrower shall prepay an aggregate principal amount of Senior Debt equal to (A) 100% of such Net Cash Proceeds if the Total Leverage Ratio as of the end of the immediately preceding Fiscal Quarter for which a Compliance Certificate has been received is equal to or greater than 2.50:1.0, (B) 75% of such Net Cash Proceeds if the Total Leverage Ratio as of the end of the immediately preceding Fiscal Quarter for which a Compliance Certificate has been received is less than 2.50:1.0 but equal to or greater than 2.0:1.0 and (C) 50% of such Net Cash Proceeds if the Total Leverage Ratio as of the end of the immediately preceding Fiscal Quarter for which a Compliance Certificate has been received is less than 2.0:1.0 but equal to or greater than 1.50:1.0; provided, however, that if the Total Leverage Ratio as of the end of the immediately preceding Fiscal Quarter for which a Compliance Certificate has been received is less than 1.50:1.0, then the Borrower shall not be required to make a prepayment pursuant to this Section 2.05(b)(v).

(vi)          Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clauses (ii), (iii), (iv) or (v) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Senior Debt equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vii) and (ix) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(v).

(vii)         Each prepayment of Senior Debt pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the outstanding Loans; provided, however, the Borrower shall offer to prepay a Ratable Portion of the Private Placement Notes with any such prepayment amount pursuant to the terms of the Private Placement Note Purchase Agreement and, to the extent accepted by the Private Placement Noteholders, prepay the applicable Private Placement Notes so long as at least a Ratable Portion of the outstanding Loans is prepaid contemporaneously with such prepayment of Private Placement Notes; in each case accompanied by a certificate of a Responsible Officer of the Borrower demonstrating the calculation of such prepayment amount and applied, first, to the Term A Loan and the Term B Loan (ratably to the remaining principal amortization payments) and, second, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.05(b).

(viii)        If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ix)           Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(iv).  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.06         Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b)           Mandatory.

(i) The aggregate Term A Loan Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing of the Term A Loan.

(ii)           (A)          The aggregate Term B-1 Loan Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing of the Term B-1 Loan.

(B)           The aggregate Term B-2 Loan Commitments shall be automatically and permanently reduced (x) to zero on the earlier of (i) the date of funding of the Private Placement Notes pursuant to the Private Placement Note Purchase Agreement; provided that, such Private Placement Notes are funded in an amount equal to $40,000,000 and (ii) the date of the Borrowing of the Term B-2 Loan and (y) to the extent the Private Placement Notes are funded in an amount less than $40,000,000, the aggregate Term B-2 Loan Commitments shall be automatically and permanently reduced in an amount equal to the aggregate principal amount of the Private Placement Notes.

(iii)          The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(i), (ii), (iii), (iv) or (v) by an amount equal to the applicable Reduction Amount.

(iv)          If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)           Term A Loan.  The Borrower shall repay the outstanding principal amount of the Term A Loan on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments hereunder ratably to the remaining principal amortization payments):

Payment Dates	Principal Amortization Payment
September 30, 2008	$7,312,500
December 31, 2008	$7,312,500
March 31, 2009	$7,312,500
June 30, 2009	$7,312,500
September 30, 2009	$9,750,000
December 31, 2009	$9,750,000
March 31, 2010	$9,750,000
June 30, 2010	$9,750,000
September 30, 2010	$12,187,500
December 31, 2010	$12,187,500
March 31, 2011	$12,187,500
June 30, 2011	$12,187,500
September 30, 2011	$12,187,500
December 31, 2011	$12,187,500
March 31, 2012	$12,187,500
June 30, 2012	$12,187,500
September 30, 2012	$12,187,500
December 31, 2012	$12,187,500
March 31, 2013	$12,187,500
Maturity Date	$187,687,500

provided, however, that the final principal repayment installment of the Term A Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term A Loan outstanding on such date.

(b)           Term B-1 Loan.  The Borrower shall repay the outstanding principal amount of the Term B-1 Loan on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments hereunder ratably to the remaining principal amortization payments):

Payment Dates	Principal Amortization Payment
September 30, 2008	$468,750
December 31, 2008	$468,750
March 31, 2009	$468,750
June 30, 2009	$468,750
September 30, 2009	$625,000
December 31, 2009	$625,000
March 31, 2010	$625,000
June 30, 2010	$625,000
September 30, 2010	$781,250
December 31, 2010	$781,250
March 31, 2011	$781,250
June 30, 2011	$781,250
September 30, 2011	$781,250
December 31, 2011	$781,250
March 31, 2012	$781,250
June 30, 2012	$781,250
September 30, 2012	$781,250
December 31, 2012	$781,250
March 31, 2013	$781,250
June 30, 2013	$781,250
September 30, 2013	$781,250
December 31, 2013	$781,250
March 31, 2014	$781,250
June 30, 2014	$781,250
September 30, 2014	$781,250
December 31, 2014	$781,250
March 31, 2015	$781,250
Maturity Date	$5,781,250

provided, however, that the final principal repayment installment of the Term B-1 Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term B-1 Loan outstanding on such date.

(c)           Term B-2 Loan.  The Borrower shall repay the outstanding principal amount of the Term B-2 Loan on the following dates in the respective percentages set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments hereunder ratably to the remaining principal amortization payments):

Payment Dates	Principal Amortization Payment
September 30, 2008	1.875000000%
December 31, 2008	1.875000000%
March 31, 2009	1.875000000%
June 30, 2009	1.875000000%
September 30, 2009	2.500000000%
December 31, 2009	2.500000000%
March 31, 2010	2.500000000%
June 30, 2010	2.500000000%
September 30, 2010	3.125000000%
December 31, 2010	3.125000000%
March 31, 2011	3.125000000%
June 30, 2011	3.125000000%
September 30, 2011	3.125000000%
December 31, 2011	3.125000000%
March 31, 2012	3.125000000%
June 30, 2012	3.125000000%
September 30, 2012	3.125000000%
December 31, 2012	3.125000000%
March 31, 2013	3.125000000%
June 30, 2013	3.125000000%
September 30, 2013	3.125000000%
December 31, 2013	3.125000000%
March 31, 2014	3.125000000%
June 30, 2014	3.125000000%
September 30, 2014	3.125000000%
December 31, 2014	3.125000000%
March 31, 2015	3.125000000%
Maturity Date	23.125000000%

provided, however, that the final principal repayment installment of the Term B-2 Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term B-2 Loan outstanding on such date.

(d)           Revolving Credit Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(e)           Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date on which the Swing Line Lender demands repayment of such Swing Line Loan and (ii) the Maturity Date.

2.08         Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus the Applicable Rate for the Revolving Credit Facility or (B) if applicable, such other rate as agreed to by the Borrower and the Swing Line Lender.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any other Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 8.01(a) or 8.01(d), such increase shall occur automatically.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Unused Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender with a Revolving Credit Commitment in accordance with its pro rata share thereof (i.e., according to such Lender’s Applicable Revolving Credit Percentage) an unused commitment fee (the “Unused Fee”) for the period commencing on the Commitment Effective Date in an amount equal the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Revolving Credit Facility exceeds the sum of (x) the Outstanding Amount of Revolving Loans plus (y) the Outstanding Amount of L/C Obligations.  The Unused Fee shall accrue at all times during the Availability Period with respect to the Revolving Credit Commitments, including at any time after the Commitment Effective Date during which one or more of the applicable conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Commitment Effective Date, and on the Maturity Date.  The Unused Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  For purposes hereof, (i) L/C Obligations shall be counted toward and considered as usage of the Revolving Credit Facility and (ii) Swing Line Loans shall not be counted toward or be considered as usage of the Revolving Credit Facility.

(b)           Ticking Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender with respect to such Lender’s Commitments, a ticking fee equal to 0.50% per annum times the total principal amount of its aggregate Commitments (the “Ticking Fee”).  The Ticking Fee shall accrue at all times from the Closing Date until the earliest of (i) the Commitment Effective Date, (ii) the Expiration Date and (iii) the termination of the Commitments hereunder, and shall be due and payable in arrears on such date.

(c)           Other Fees.

(i)            The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrower, Parent or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the

Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make the Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.

(i)            Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of IRS Form W-8ECI,

(III)         executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent,

such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any

Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07         Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions to Closing Date.  The occurrence of the Closing Date is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified,

each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            Credit Agreement.  Executed counterparts of this Agreement (including exhibits and schedules (which schedules shall reflect the business of the Loan Parties as of the Closing Date)), sufficient in number for distribution to the Administrative Agent and the Borrower; and

(ii)           Corporate Documents.

(A)          Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party; and

(B)           Such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(iii)          Other.  Such other customary documents, agreements, certificates or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to Commitment Effective Date.

Each of the occurrence of the Commitment Effective Date and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent on or before August 29, 2008 (the “Expiration Date”):

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Commitment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Commitment Effective Date) and each in form and substance satisfactory to the Administrative Agent:

(i)            Credit Agreement Schedules.  The final schedules to this Agreement, updated to reflect the consummation of the Mead Purchase Agreement and the business of the Loan Parties as of the Commitment Effective Date, in form and substance satisfactory to the Administrative Agent.

(ii)           Notes.  One or more Notes, as applicable, executed by the Borrower in favor of each Lender requesting Notes.

(iii)          Personal Property Collateral Documents.  A pledge and security agreement, in substantially the form of Exhibit F (together with each other pledge and security agreement delivered pursuant to Section 6.10, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)          certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)           proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)           completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party or the Target as debtor, together with copies of such other financing statements,

(D)          evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           the Deposit Account Control Agreements and the Securities Account Control Agreements, in each case as defined in the Security Agreement and duly executed by the appropriate parties, and

(F)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iv)          Real Property Collateral Documents.  Deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit G (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 5.16 (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.10, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A)          evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or binder therefore (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only those encumbrances specifically permitted under each respective Mortgage and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C)           Express Map form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, and which shall be in form sufficient to delete any standard “survey exception” which would otherwise be contained in the related Mortgage Policy, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(D)          engineering, soils and other reports (including environmental audits and corresponding reliance letters) as to the properties described in the Mortgages, from professional firms acceptable to the Administrative Agent,

(E)           except as set forth on Schedule 4.02(a), estoppel and consent agreements executed by each of the lessors of the leased real properties listed on Schedule 5.16, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(F)           evidence of the insurance required by the terms of the Mortgages, and

(G)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(v)           Corporate Documents.

(A)          Such additional certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party; and

(B)           Such additional documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(vi)          Legal Opinions.

(A)          a favorable opinion of Sonnenschein Nath & Rosenthal LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(B)           a favorable opinion of Ellis Lawhorne & Sims, P.A., local counsel to the Loan Parties in South Carolina, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request; and

(C)           a favorable opinion of Seller’s counsel, delivered in connection with the Kraft Acquisition which opinion is either (A) addressed to the Administrative Agent and the Lenders or (B) accompanied by a reliance letter from such counsel addressed to the Administrative Agent and the Lenders that expressly states that the Administrative Agent and the Lenders may rely on such opinion.

(vii)         Governmental and Third Party Approvals.  Certificate signed by a Responsible Officer of the Borrower certifying that all governmental and third party approvals necessary in connection with the Kraft Acquisition, the financing contemplated hereby and the continuing operations of the Loan Parties have been obtained and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Kraft Acquisition or the financing thereof contemplated hereunder, except for such governmental and third party approvals the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(viii)        Closing Officer’s Certificate.  A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that except as disclosed on Schedule 4.02(b) there has been no event or circumstance since December 31, 2007 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (as such term is defined in the Mead Purchase Agreement).

(ix)           Financial Information.

(A)          The Audited Financial Statements and the Interim Financial Statements;

(B)           projected income statements, balance sheets and cash flow statements prepared by the Borrower on a Pro Forma Basis and giving effect to the Kraft Acquisition, the Loans contemplated hereby and the use of proceeds therefrom, on a quarterly basis for the Fiscal Year ending December 31, 2008 and on an annual basis for each Fiscal Year thereafter;

(C)           a pro forma consolidated balance sheet of the Parent and its Subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to clause (xiii) above, adjusted to give effect to the consummation of the Kraft Acquisition and the Loans contemplated hereby as if such transactions had occurred on such date, and which is consistent in all material respects with the sources and uses of cash for the Kraft Acquisition previously described to the Administrative Agent and the forecasts previously provided to the Administrative Agent; and

(D)          an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the Kraft Acquisition, the Loans to be made on the Commitment Effective Date and the other transactions contemplated by the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(x)            Insurance.  Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(xi)           Kraft Acquisition.

(A)          Evidence that the Kraft Acquisition shall have been or shall concurrently be consummated in accordance with applicable law and on the terms and conditions set forth in that certain Asset Purchase Agreement dated as of April 4, 2008 among the Sellers, the Parent and Oak Acquisition LLC (the “Mead Purchase Agreement”) submitted to the Administrative Agent, and no provision of the Mead Purchase Agreement or the other documentation relating to the Kraft Acquisition (collectively, the “Kraft Acquisition Documents”) shall have been waived, amended, supplemented or otherwise modified in any material respect without the approval of the Administrative Agent.

(B)           A copy, certified by a Responsible Officer of the Borrower as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto, and evidence that the sum of (A) the aggregate purchase price of the Kraft Acquisition, (B) the amount required to refinance the Existing Credit Agreement and (C) related fees and expenses shall not exceed $551 million.

(C)           A copy, certified by a Responsible Officer of the Borrower as true and complete, of (i) the assignment agreement relating to the assignment of the Cogen Notes from Teachers to the Seller (the “Note Assignment”), (ii) the acknowledgement signed by Teachers relating to the Note Assignment, (iii) the BONY documents and (iv) the SCANA Side Letters, each on terms and conditions satisfactory to the Administrative Agent.

(xii)          Capitalization.  The pro forma capitalization and structure of the Loan Parties (excluding any change in ownership of the Parent involving a non-material shareholder) after giving effect to the Kraft Acquisition as disclosed in the Mead Purchase Agreement shall not have been modified in any material respect without the approval of the Administrative Agent.

(xiii)         Debt.  Evidence that the Loan Parties shall have no Debt other than the Debt incurred pursuant to the Facilities and other Debt permitted pursuant to Section 7.01.

(xiv)        Existing Credit Agreement.  Evidence that the Existing Credit Agreement has been, or concurrently with the Commitment Effective Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Commitment Effective Date are being, released.

(xv)         Intercompany Subordinated Note.  A copy, certified by a Responsible Officer of the Borrower as true and complete, of the Intercompany Subordinated Note.

(xvi)        Intercreditor Agreement.  To the extent the Private Placement Notes are to be funded pursuant to the Private Placement Note Purchase Agreement on the Commitment Effective Date, executed counterparts of the Intercreditor Agreement, sufficient in number for distribution to the Administrative Agent, the Borrower and the Private Placement Noteholders.

(xvii)       Private Placement Notes.  To the extent the Private Placement Notes are to be funded pursuant to the Private Placement Note Purchase Agreement on the Commitment Effective Date, executed counterparts of the Private Placement Note Purchase Agreement and Private Placement Notes, and evidence that the Borrower has received, or will receive simultaneously on the Commitment Effective Date, proceeds of the Private Placement Notes in a principal amount of not less than $40,000,000.

(xviii)      Other.  Such other customary documents, agreements, certificates or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b)           Fees and Expenses.

(i)            (A) All fees and expenses required to be paid to the Administrative Agent and the Arranger on or before the Commitment Effective Date shall have been paid and (B) all fees and expenses required to be paid to the Lenders on or before the Commitment Effective Date shall have been paid.

(ii)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Commitment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

4.03         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent already qualified by materiality pursuant to the terms thereof) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality pursuant to the terms thereof) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the Lenders that, both before and after giving effect to the Related Transactions:

5.01         Organization.  Each Loan Party and its Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party and its Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

5.02         Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. Except as set forth on Schedule 5.02, the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of Law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) assuming, solely with respect to the Existing Credit Agreement, the satisfaction of the condition to the Commitment Effective Date contained in Section 4.02(a)(xiv), any agreement, indenture, instrument or other document material to the business of any Loan Party, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Collateral Agent created pursuant to the Collateral Documents).

5.03         Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.04         Financial Condition.  The Audited Financial Statements and the Interim Financial Statements, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such Interim Financial Statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Business as at such dates and the results of its operations for the periods then ended.

5.05         No Material Adverse Change.  Since December 31, 2007, there has been no material adverse change in the Business or, after giving effect to the Related Transactions, in the financial condition, operations, assets, business or properties of the Loan Parties and their Subsidiaries taken as a whole except as set forth on Schedule 5.05.

5.06         Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against any Loan Party or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 5.06.  Other than any liability incident to such litigation or proceedings, no Loan Party nor any of its Subsidiaries has any material contingent liabilities not listed on Schedule 5.06 or permitted by Section 7.01.

5.07         Ownership of Properties; Liens.  Except as disclosed on Schedule 5.07, each Loan Party and its Subsidiaries owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 7.02.

5.08         Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of the Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Collateral Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except where the failure to so comply would not have a Material Adverse Effect.  Schedule 5.08 sets forth the authorized Capital Securities of each Loan Party (other than the Parent) as of the Closing Date (or, if the Commitment Effective Date has occurred or is occurring simultaneously, the Commitment Effective Date). All of the issued and outstanding Capital Securities of the Borrower are owned by Parent, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary are, directly or indirectly, owned by the Borrower.  Except as set forth on Schedule 5.08, other than the Warrants and the Underwriting Agreement, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party or its Subsidiaries.

5.09         Pension Plans.

(a)           The Unfunded Liability of all Pension Plans does not in the aggregate exceed the greater of (i) twenty percent of the Total Plan Liability for all such Pension Plans and (ii) $5,000,000.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Borrower or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Within the past five years, neither the Borrower nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)           All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any material claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10         Investment Company Act.  No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

5.11         Regulation U.  The Borrower is not engaged principally, or as one of its material activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

5.12         Taxes.  Except as disclosed on Schedule 5.12, each Loan Party and its Subsidiaries has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Loan Parties and their Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party nor any of its Subsidiaries has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

5.13         Solvency, etc.  On the Closing Date (or, if the Commitment Effective Date has occurred or is occurring simultaneously, the Commitment Effective Date), and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.14         Environmental Matters.  The on-going operations of each Loan Party and its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party and its Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and each Loan Party and its Subsidiaries is in compliance with all terms and conditions thereof, except, in each case, where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party nor any of its Subsidiaries or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance, in each case that could reasonably be expected to result in a Material Adverse Effect.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date (or, if the Commitment Effective Date has occurred or is occurring simultaneously, the Commitment Effective Date), or relating to any waste disposal, of any Loan Party or its Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party nor any of its Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances in each case that could reasonably be expected to result in a Material Adverse Effect.

5.15         Insurance.  Each Loan Party and its Subsidiaries and their properties are, to such Loan Party’s knowledge, insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties or their Subsidiaries, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties or such Subsidiaries operate.

5.16         Real Property.  Set forth on Schedule 5.16 is a complete and accurate list, as of the Closing Date (or, if the Commitment Effective Date has occurred or is occurring simultaneously, the Commitment Effective Date), of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

5.17         Information.  All written information heretofore or contemporaneously herewith furnished by any Loan Party or its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party or its Subsidiaries to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).

5.18         Intellectual Property.  Each Loan Party and its Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties and their Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

5.19         Burdensome Obligations.  No Loan Party nor any of its Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

5.20                           Labor Matters.  Except as set forth on Schedule 5.20, no Loan Party nor any of its Subsidiaries is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties and their Subsidiaries are not in material violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.21                           No Default.  No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

5.22                           Related Agreements, etc.

(a)                                  The Borrower has heretofore furnished the Administrative Agent a true and correct copy of the Related Agreements;

(b)                                 Each Loan Party and, to the Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby;

(c)                                  The Related Transactions will comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to the Borrower’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Auuthority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions;

(d)                                 The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to the Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to the Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound; and

(e)                                  No statement or representation made in the Related Agreements by any Loan Party or, to the Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.23                           Casualty, Etc.  Except as set forth on Schedule 5.23, neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.24                           Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Commitment Effective Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.25                           Material Contracts.  Schedule 5.25 lists, as of the Closing Date (or, if the Commitment Effective Date has occurred or is occurring simultaneously, the Commitment Effective Date), each Material Contract to which any Loan Party is a party, by which either of them or their respective properties is bound or to which either of them is subject.  As of the Closing Date (or, if the Commitment Effective Date has occurred or is occurring simultaneously, the Commitment Effective Date), except as set forth on Schedule 5.25, (a) each Material Contract is in full force and effect and is enforceable by the respective Loan Party or Loan Parties in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor’s rights or general principles of equity, and (b) no Loan Party, nor, to the knowledge of the Loan Parties, any other party thereto, is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or Cash Collateralized, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

6.01                           Reports, Certificates and Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  Annual Report.  Promptly when available and in any event within 90 days after the close of each Fiscal Year: (i) a copy of the annual audit report of the Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent, together with a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (ii) a consolidating balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Parent and its Subsidiaries for such Fiscal Year, certified as true and correct in all material respects in accordance with GAAP by a Responsible Officer of the Parent. Any comparisons delivered in accordance with this Section 6.01(a) with respect to any period preceding the Commitment Effective Date shall be made with respect to the Business for such period;

(b)                                 Interim Reports.  (i) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified as true and correct in all material respects in accordance with GAAP by a Responsible Officer of the Parent; and (ii) promptly when available and in any event within 30 days after the end of each month, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year. Any comparisons delivered in accordance with this Section 6.01(b) with respect to any period preceding the Commitment Effective Date shall be made with respect to the Business for such period;

6.02                           Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.01(a) and each set of quarterly statements pursuant to Section 6.01(b), a duly completed compliance certificate in the form of Exhibit D, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Responsible Officer of the Parent, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Parent’s management setting forth a discussion of the Parent’s financial condition, changes in financial condition and results of operations.

(b)                                 Reports to the SEC and to Shareholders.  Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party or its Subsidiaries filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

(c)                                  Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Parent or the Subsidiary affected thereby with respect thereto:

(i)                                     the occurrence of a Default or Event of Default;

(ii)                                  any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Administrative Agent which has been instituted or, to the knowledge of the Borrower, is threatened against any Loan Party or their Subsidiaries or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(iii)                               the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Borrower with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Borrower or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent but only to the extent that the event(s) described in this subsection individually or in the aggregate might reasonably be expected to have a Material Adverse Effect;

(iv)                              any cancellation or material change in any material insurance maintained by any Loan Party or its Subsidiaries; or

(v)                                 any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

(d)                                 Management Reports.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Parent or the Borrower by independent accountants in connection with each annual or interim audit made by such auditors of the books of the Parent or the Borrower;

(e)                                  Projections.  As soon as practicable, and in any event not later than 45 days after the commencement of each Fiscal Year, financial projections for the Parent and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Parent to the Administrative Agent prior to the Commitment Effective Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Responsible Officer of the Parent on behalf of the Parent to the effect that (a) such projections were prepared by the Parent in good faith, (b) the Parent has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions;

(f)                                    Related Transactions.  Promptly following receipt, copies of any material notices (including notices of default or acceleration) received in connection with the Related Transactions; and

(g)                                 Other Information.  Promptly from time to time, such other information concerning the Loan Parties as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC”.

6.03                           Books, Records and Inspections.  Keep, and cause each other Loan Party and its Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party and its Subsidiaries to permit, the Administrative Agent or any Lender (so long as such Lender’s visit or inspection is made concurrently with Administrative Agent) or any representative thereof to inspect the properties and operations of the Loan Parties and their Subsidiaries; and permit, and cause each other Loan Party and its Subsidiaries to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Administrative Agent or any Lender (so long as such Lender’s visit or inspection is made concurrently with Administrative Agent) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party and its Subsidiaries to permit, the Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties and their Subsidiaries, to perform appraisals of the equipment of the Loan Parties and their Subsidiaries, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by the Administrative Agent shall be at the Borrower’s expense; provided that following the Closing Date and so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to reimburse the Administrative Agent for the cost of (1) two inspections in any Fiscal Year and (ii) one appraisal in any Fiscal Year.

6.04                           Maintenance of Property; Insurance.

(a)                                  Keep, and cause each other Loan Party and its Subsidiaries to keep, all property useful and necessary in the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear excepted.

(b)                                 Maintain, and cause each other Loan Party and its Subsidiaries to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and, upon request of the Administrative Agent, furnish to the Administrative Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and their Subsidiaries. The Borrower shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Collateral Agent as loss payee with respect to each policy of property or casualty insurance and naming the Collateral Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Collateral Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. Each Loan Party shall execute and deliver to the Collateral Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by such Loan Party.

(c)                                  Unless the Borrower provides the Administrative Agent with evidence of the insurance coverage required by this agreement, the Administrative Agent may, following written notice to the Borrower, purchase insurance at the Borrower’s expense to protect the Collateral Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect any Loan Party’s interests. The coverage that the Administrative Agent purchases may not pay any claim that is made against any Loan Party in connection with the Collateral. The Borrower may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the company has obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Loan Parties may be able to obtain on their own.

6.05                           Compliance with Laws; Payment of Taxes and Liabilities.

(i) Comply, and cause each other Loan Party and its Subsidiaries to comply, in all material respects with all applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect, (ii) without limiting clause (a)(i) above, ensure, and cause each other Loan Party and its Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party or its Subsidiaries is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (iii) without limiting clause (a)(i) above, comply, and cause each other Loan Party and its Subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations, and (iv) pay, and cause each other Loan Party and its Subsidiaries to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party or its Subsidiaries to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

6.06                           Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 7.05 or 7.06) cause each other Loan Party and its Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

6.07                           Use of Proceeds.  Use the proceeds of the Loans, and the Letters of Credit, solely to finance the Related Transactions, to refinance certain existing Debt of the Loan Parties and their Subsidiaries (including Debt under the Existing Credit Agreement), for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

6.08                           Employee Benefit Plans.

(a)                                  Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations except where the failure to maintain could not reasonably be expected to have a Material Adverse Effect;

(b)                                 Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan; and

(c)                                  Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

6.09                           Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party or its Subsidiaries, the Borrower shall, or shall cause the applicable Loan Party or applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Loan Party and each Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in material compliance with Environmental Laws.

6.10                           Further Assurances.

(a)                                  (i) notify the Administrative Agent promptly upon the formation or acquisition of any direct or indirect Domestic Subsidiary or Foreign Subsidiary and (ii) take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Parent, the Borrower and each Domestic Subsidiary of the Parent (as well as all Capital Securities of the Borrower and each direct or indirect Domestic Subsidiary and 65% of all Capital Securities of each direct Foreign Subsidiary) and guaranteed by each Domestic Subsidiary of the Borrower (including, upon the acquisition or creation thereof, Cogen JV and any other Domestic Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

(b)                                 Cause all collections from Accounts to be either (i) subject to a Deposit Account Control Agreement or (ii) directed to a bank account maintained with the Administrative Agent and cause each financial institution (other than the Administrative Agent) at which the Parent, the Borrower or any Subsidiary of the Borrower maintains any deposit account or other similar account (other than petty cash accounts or payroll accounts as long as such payroll accounts are maintained as zero balance accounts) to deliver to the Administrative Agent a writing, in form and substance satisfactory to the Administrative Agent, (A) acknowledging and consenting to the security interest of the Collateral Agent in such account and all cash, checks, drafts and other instruments or writings for the payment of money from time to time therein, (B) confirming such financial institution’s agreement to follow the instructions of the Collateral Agent with respect to all such cash, checks, drafts and other instruments or writings for the payment of money following receipt from the Collateral Agent of notice of the occurrence of any Default or Event of Default and (C) waiving all rights of setoff and banker’s lien on all items held in any such account (other than with respect to payment of fees and expenses for account services).

6.11                           Deposit Accounts.  Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the collateral, not maintain any principal deposit accounts with any bank or financial institution other than the Administrative Agent unless such deposit account is subject to a Deposit Account Control Agreement.

6.12                           Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any Subsidiary is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.13                           Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (except in connection with the termination or replacement of such Material Contracts in the ordinary course of business), enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.14                           Kraft Acquisition Documents.  With respect to each of the Kraft Acquisition Documents, (i) all representations made by any Loan Party or its Subsidiaries in the Kraft Acquisition Documents are complete, true and correct in all material respects as of the Closing Date; (ii) the execution and delivery by any Loan Party or its Subsidiaries of the Kraft

Acquisition Documents and the consummation of the transactions therein contemplated or the compliance with the provisions thereof will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or its Subsidiaries or any of the provisions of the organizational documents of any Loan Party or its Subsidiaries or any of the provisions of any indenture, agreement, document, instrument or undertaking to which any Loan Party or its Subsidiaries is a party or subject, or by which any Loan Party or its Subsidiaries or any property of any Loan Party or its Subsidiaries is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking, except to the extent such violation, conflict or default would not reasonably be likely to result in a Material Adverse Effect; (iii) no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Kraft Acquisition Documents except those which have already been obtained or given; and (iv) upon the effectiveness of this Agreement, all conditions to effectiveness of the Mead Purchase Agreement have been satisfied.

6.15                           Amendments to Private Placement Notes or Private Placement Note Purchase Agreement.  If either the Private Placement Notes or the Private Placement Note Purchase Agreement is amended after the Commitment Effective Date to change (in a manner that is more restrictive to the Loan Parties) any financial covenant, negative covenant or event of default as it exists on the Commitment Effective Date, or any such section or other provision of such document is amended to include any additional financial covenants, negative covenants or events of default that are not set forth in (or that are more restrictive than those set forth in) this Agreement, then the Loan Parties shall offer to amend this Agreement and/or the other Loan Documents, as applicable (and, upon the request of the Administrative Agent or the Required Lenders, the Loan Parties shall execute appropriate amendment documents) to reflect corresponding changes.

ARTICLE VII

NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or Cash Collateralized, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

7.01                           Debt.  Not, and not permit any other Loan Party or its Subsidiaries to, create, incur, assume or suffer to exist any Debt, except:

(a)                                  Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 7.02(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $5,000,000;

(c)           Debt (other than the Intercompany Subordinated Debt) of the Borrower to any Guarantor or of any Guarantor to the Borrower; provided that to the extent requested in writing by the Administrative Agent such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Collateral Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Borrower hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d)           the Earn-Out Obligations;

(e)           Hedging Obligations incurred for bona fide hedging purposes and not for speculation, and Debt in respect of Cash Management Agreements;

(f)            Debt outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(g)           the Debt to be Repaid (so long as such Debt is repaid on the Commitment Effective Date with the proceeds of the initial Loans hereunder);

(h)           Contingent Liabilities arising with respect to indemnification obligations in favor of (i) sellers in connection with acquisitions or (ii) purchasers in connection with dispositions, in each case permitted under Section 7.05;

(i)            Intercompany Subordinated Debt in an aggregate outstanding principal amount not at any time exceeding $87,000,000 (plus accrued paid-in-kind interest);

(j)            Contingent Liabilities in respect of guarantees of any Loan Party in respect of Debt or other obligations otherwise permitted hereunder and to the extent such

Debt is required to be subordinated such Contingent Liabilities will be equally subordinated;

(k)           subject to the terms of the Intercreditor Agreement (to the extent applicable) and so long as (i) the Intercreditor Agreement has been fully executed and delivered and is acceptable in form and substance to the Administrative Agent and (ii) the Term B-2 Loan (if it has been funded prior to the issuance of the Private Placement Notes) is repaid on a Dollar for Dollar basis in an amount equal to the aggregate principal amount the Private Placement Notes, Debt pursuant to the Private Placement Notes and Private Placement Note Purchase Agreement in an aggregate outstanding principal amount not at any time exceeding $40,000,000 and any refinancings, refundings, renewals or extensions thereof to the extent permitted under the Intercreditor Agreement (to the extent applicable);

(l)            unsecured Debt and Debt secured by Liens permitted under Section 7.02(h), in addition to the Debt listed above, collectively, in an aggregate outstanding principal amount not at any time exceeding $20,000,000 so long as (A) no Event of Default or Unmatured Default has occurred and is continuing on the date of any such Debt is incurred or would result therefrom, and (B) after giving effect to such Debt, Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered; and

(m)          other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding principal amount not at any time exceeding $30,000,000 so long as (a) such Debt is subordinated to the Obligations, and pursuant to documentation, on terms satisfactory to the Administrative Agent, (B) no Event of Default or Unmatured Default has occurred and is continuing on the date of any such Debt is incurred or would result therefrom, and (C) after giving effect to such Debt, Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered.

7.02         Liens.  Not, and not permit any other Loan Party or its Subsidiaries to create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)           Liens described on Schedule 7.02 as of the Closing Date (or, if the Commitment Effective Date has occurred or is occurring simultaneously, the Commitment Effective Date);

(d)           subject to the limitation set forth in Section 7.01(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)           attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $5,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)            easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(g)           Liens arising under the Loan Documents, which also may secure, subject to the terms of the Intercreditor Agreement (to the extent applicable), the Private Placement Notes to the extent permitted under Section 7.01(k) and related obligations;

(h)           Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Loan Party in a transaction permitted hereunder; provided, however, that any such Lien may not extend to any other property of any Loan Party or any other Subsidiary that is not a Subsidiary of such Person; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Loan Party; and

(i)            the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

7.03         Operating Leases.  Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties and their Subsidiaries (on a consolidated basis) to exceed $5,000,000 in any Fiscal Year.

7.04         Restricted Payments.  Not, and not permit any other Loan Party or its Subsidiaries to make any distribution to any holders of its Capital Securities, purchase or redeem any of its Capital Securities, pay any management fees or similar fees or expenses to any of its equityholders or any Affiliate thereof, make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Intercompany Subordinated Debt or set aside funds for any of the foregoing. Notwithstanding the foregoing:

(a)           the Borrower may reimburse Parent for out-of-pocket costs and expenses incurred by Parent on behalf of or for the benefit of the Borrower, and for fees charged by Parent to the Borrower, in an aggregate amount not to exceed $4,000,000 during any Fiscal Year.

(b)           subject to the Intercompany Subordination Agreement, the Borrower may make payments in kind of scheduled interest on the Intercompany Subordinated Note at the non-default rate of interest set forth in the Intercompany Subordinated Note;

(c)           any Subsidiary may pay dividends or make other distributions to the Borrower or to a domestic Wholly-Owned Subsidiary;

(d)           so long as the Borrower files a consolidated income tax return with Parent, the Borrower may make distributions to Parent to permit Parent to pay federal and state income taxes then due and owing; provided that the amount of such distribution shall not be greater, nor the receipt by the Borrower of tax benefits less, than they would have been had the Borrower not filed a consolidated return with Parent;

(e)           Borrower may make, and Parent may distribute to its shareholders, the Permitted Parent Dividends and other cash distributions to Parent from time to time so long as (A) no Event of Default or Unmatured Default has occurred and is continuing on the date of any such distribution or would result therefrom, (B) after giving effect to any such distribution (and any Debt incurred to fund such distribution), Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered, and (C) after giving effect to any such distribution, the aggregate amount of all such distributions made following the Commitment Effective Date shall not exceed Cumulative Available Excess Cash Flow as of the date of such distribution; and

(f)            the Parent may satisfy its obligations in connection with the Warrants and the Underwriting Agreement.

7.05         Mergers, Consolidations, Acquisitions, Sales.  Not, and not permit any other Loan Party or its Subsidiaries to:

(a)           be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person other than in connection with a Permitted Acquisition,

(b)           sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for the disposition of assets no longer useful or used in connection with such Loan Party’s business, sales of inventory in the ordinary course of business and obsolete or worn-out equipment, or

(c)           sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; (iii) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Borrower) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year.

7.06         Modification of Organization Documents.  Not permit any Organizational Documents of any Loan Party or its Subsidiaries to be amended or modified in any way which could reasonably be expected to adversely affect the interests of the Lenders; and not change, or allow any Loan Party to change, its state of formation or its organizational form upon less than 30 days’ prior notice to the Administrative Agent.

7.07         Transactions with Affiliates.  Not, and not permit any other Loan Party or its Subsidiaries to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates; provided, that the transactions contemplated under the Intercompany Subordinated Note shall not be deemed violative of this Section 7.07.

7.08         Unconditional Purchase Obligations.  Except as set forth on Schedule 7.08 hereto, not, and not permit any other Loan Party or its Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

7.09         Inconsistent Agreements.  Not, and not permit any other Loan Party or its Subsidiaries to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

7.10         Business Activities; Issuance of Equity.  Not, and not permit any other Loan Party or its Subsidiaries to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not, and not permit any other Loan Party (other than the Parent) to, issue any Capital Securities other than any issuance by a Subsidiary to the Borrower or another Subsidiary in accordance with Section 7.04.

7.11         Investments.  Not, and not permit any other Loan Party or its Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a)           contributions by the Borrower to the capital of any Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Capital Securities and substantially all of its real and personal property, in each case in accordance with Section 6.10;

(b)           Investments constituting Debt permitted by Section 7.01;

(c)           Contingent Liabilities constituting Debt permitted by Section 7.01 or Liens permitted by Section 7.02;

(d)           Cash Equivalent Investments;

(e)           bank deposits in the ordinary course of business and in connection with Cash Management Agreements; provided that any such deposits held in accounts which are maintained with any bank other than the Administrative Agent shall (A) be subject to a Deposit Account Control Agreement or other similar arrangement satisfactory to the Administrative Agent or (B) not at any time exceed $150,000;

(f)            Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g)           Investments in Foreign Subsidiaries in an aggregate amount not to exceed $500,000 at any one time outstanding; and

(h)           Investments listed on Schedule 7.11 as of the Commitment Effective Date;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.

7.12         Restriction of Amendments to Certain Documents.  Not amend or otherwise modify, or waive any rights under, the Related Agreements if, in any case, such amendment, modification or waiver could be adverse to the interests of the Lenders. Without limiting the generality of the foregoing, the Borrower shall not amend the International Paper Purchase Agreement in any manner which would accelerate the payment of the Earn-Out Obligations and the Borrower shall not prepay the Earn-Out Obligations.

7.13         Accounting Changes; Fiscal Year.  Not make any change in (a) accounting policies or reporting practices, except as permitted by GAAP, or (b) Fiscal Year.

7.14         Financial Covenants.

(a)           Total Leverage Ratio.  Not permit the Total Leverage Ratio as of the end of any Fiscal Quarter of the Parent set forth below to be greater than the ratio corresponding to such Fiscal Quarter:

Calendar Year	March 31	June 30	September 30	December 31
2008	N/A	4.00:1.00	4.00:1.00	3.75:1.00
2009	3.50:1.00	3.50:1.00	3.50:1.00	3.00:1.00
Thereafter	3.00:1.00	3.00:1.00	3.00:1.00	3.00:1.00

(b)           Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Parent to be less than (i) from the Closing Date to and including the Fiscal Quarter ending September 30, 2011, 1.10:1.00 and (ii) commencing with the Fiscal Quarter ending December 31, 2011 and thereafter, 1.15:1.00.

7.15         Prepayments, Etc. of Debt.  Not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Debt set forth in Schedule 7.01 and refinancings and refundings of such Debt in compliance with Section 7.01(c) and (c) with respect to the Private Placement Notes, (i) scheduled principal amortization payments, (ii) mandatory prepayments and (iii) so long as no Default or Event of Default has occurred or is continuing, optional prepayments, in each case, in accordance with the terms of this Agreement and the Intercreditor Agreement (to the extent applicable).

7.16         Amendment, Etc. of Debt.  Not amend, modify or change in any manner any term or condition of (a) any Debt set forth in Schedule 7.01, except for (i) any refinancing, refunding, renewal or extension thereof permitted by Section 7.01(c), (ii) in connection with Contingent

Liabilities arising with respect to indemnification obligations, any modification or amendment that does not increase the amount or accelerate the time of payment of any such Debt and (iii) any other amendment or modification if,  taken as a whole, such amendment or modification would not (w) be adverse in any material respect to the Loan Parties, (x) shorten the final maturity or average life to maturity, (y) require any payment to be made sooner than originally scheduled or (z) increase the interest rate applicable thereto or (b) the Private Placement Notes or the Private Placement Note Purchase Agreement, except to the extent permitted under the Intercreditor Agreement (to the extent applicable) and in accordance with Section 6.15 hereof.

7.17         Use of Proceeds.  Not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.18         Holding Company.  In the case of the Parent, not engage in any business or activity other than (a) the ownership of all outstanding Capital Securities of the Borrower, (b) maintaining its corporate existence, (c) formation and ownership of direct or indirect Subsidiaries, (d) the issuance of Equity Interests (subject to compliance with the applicable terms of this Agreement), (e) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties (including execution and delivery of contracts and agreements in the ordinary course of business in connection therewith), (f) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (g) fulfilling its obligations as an issuer of publicly traded securities and an entity subject to (i) regulation by the SEC and (ii) applicable securities laws and NASDAQ rules, (h) acting as the lender under the Intercompany Subordinated Note, (i) the performance of its obligations under the applicable contracts set forth on Schedule 7.18, (j) the performance of its obligations under the Warrants and the Underwriting Agreement, (k) guarantees of Loan Party obligations in the ordinary course of business and (l) activities incidental to the businesses or activities described in clauses (a) through (k) of this Section.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Borrower hereunder or under any other Loan Document; or

(b)           Non-Payment of Other Debt.  Except for Contingent Liabilities arising with respect to indemnification obligations of any Loan Party or its Subsidiaries being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary maintains adequate reserves, any default shall occur under the terms applicable to (i) Debt under the Private Placement Notes and the Private Placement Note Purchase Agreement or (ii) any other Debt of any Loan Party or its Subsidiaries in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $5,000,000 and, in either case, such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party or its Subsidiaries to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity; or

(c)           Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party or its Subsidiaries with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect; or

(d)           Bankruptcy, Insolvency, etc.  Any Loan Party or its Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party or its Subsidiaries applies for, consents to, or the Parent acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or its Subsidiaries or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party or its Subsidiaries, and if such case or proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or remains for 60 days undismissed; or any Loan Party or its Subsidiaries takes any action to authorize, or in furtherance of, any of the foregoing; or

(e)           Non-Compliance with Loan Documents.  (i) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 6.03, 6.07 or 6.05 or Article VII; (ii) failure by any Loan Party to comply with or to perform any covenant set forth in Sections 6.01(a), 6.01(b), 6.02(a), 6.02(c)(i), 6.02(d) or 6.02(e) and such default shall continue unremedied for a period of at least 5 Business Days; or (iii) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 8.01) and continuance of such failure described in this clause (iii) for 30 days after the earlier of notice to the Administrative Agent or knowledge of such failure by a Responsible Officer of the Borrower; or

(f)            Representations; Warranties.  Any representation or warranty made by any Loan Party herein or in any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(g)           Pension Plans.  (i) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (iv) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000; or

(h)           Judgments.  One or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $5,000,000 shall be rendered against any or all Loan Parties and their Subsidiaries and either (a) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect; or

(i)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or the Collateral Agent shall not have or shall cease to have a valid and perfected first priority Lien in any material part of the Collateral purported to be covered by the Collateral Documents; or

(j)            Invalidity of Subordination Provisions, etc.  Any subordination provision in the Intercompany Subordination Agreement shall cease to be in full force and effect, or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(k)            Change of Control.  A Change of Control shall occur.

8.02         Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, (i) in connection with clause (a) below following the Commitment Effective Date, the Required Revolving Lenders and (ii) otherwise, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 7.01(e), ratably among the Lenders (and, in the case of such Swap Contracts, Hedge Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Hedge Bank, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Cash Management Agreement between any Loan Party and any Lender, or any Hedge Bank and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Hedge Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01         Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the

Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative

Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Lender Parties or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the

Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10         Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent or the Collateral Agent, as applicable,

(a)           to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as applicable, under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as applicable, under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(i).

Upon request by the Administrative Agent or Collateral Agent, as applicable, at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11         Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12         Lenders’ Enforcement Rights.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Secured Lender Party hereby agree that (i) no Secured Lender Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Lender Parties in accordance with the terms hereof and thereof and (ii) in the event of a foreclosure by the Administrative Agent or the Collateral Agent, as applicable, on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or the Collateral Agent, as applicable, or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent or the Collateral Agent, as applicable, as agent for and representative of Secured Lender Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent or the Collateral Agent, as applicable, at such sale or other disposition.

ARTICLE X

GUARANTY

10.01       The Guaranty.  Each of the Guarantors hereby jointly and severally guarantees to each Lender, Hedge Bank, Cash Management Bank and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Cash Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

10.02       Obligations Unconditional.  The obligations of the Guarantors under Section 10.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Cash Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Cash Management Agreements shall be done or omitted;

(c)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Cash Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Cash Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Cash Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

10.03       Reinstatement.  The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

10.04       Certain Additional Waivers.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

10.05       Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

10.06       Rights of Contribution.  The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

10.07       Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE XI

MISCELLANENOUS

11.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01, 4.02 (other than Section 4.02(b)(i)(A) or 4.02(b)(ii)), or, in the case of the initial Credit Extension, Section 4.03, without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change (i) Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) Section 2.06(c)

 in a manner that would alter the pro rata sharing of Commitment reductions without the consent of each Lender with a Revolving Credit Commitment or (iii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A Loan, the Required Term A Loan Lenders, (ii) if such Facility is the Term B Loan, the Required Term B Loan Lenders and (iii)  if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f)            change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Term A Loan Lenders” or “Required Term B Loan Lenders” without the written consent of each Lender under the applicable Facility;

(g)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i)            impose any greater restriction on the ability of any Lender under a given Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Loan, the Required Term A Loan Lenders, (ii) if such Facility is the Term B Loan, the Required Term B Loan Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; or

(j)            prior to the termination of the Revolving Credit Commitments, unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Credit Commitments, (i) waive any Default for purposes of Section 4.03(b), (ii) amend, change, waive, discharge or terminate Sections 4.03 or 8.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate this Section 11.01(j);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter and the L/C Side Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding the foregoing, (A) any provision of this Agreement may be amended by an agreement in writing entered into by the Loan Parties and the Administrative Agent with the express consent of the Required Lenders (calculated after giving effect to the Commitment terminations and repayments that will result from the effectiveness of such amendment) and, if its rights or obligations are affected thereby, the L/C Issuer if (i) by the terms of such agreement the Revolving Credit Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more tranches but not under any other tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected tranche or tranches of Lenders that would be required to consent thereto under this Section 11.01 if such tranche or tranches of Lenders were the only tranche or tranches of Lenders hereunder at the time.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.01, this Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Required Lenders (i) to increase the aggregate Revolving Credit Commitments of the Lenders, (ii) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (iii) to include appropriately the lenders under such additional borrowing tranches in any determination of the Required Lenders and/or to provide consent rights to such lenders under subsections (ii), (ii) and/or (iv) of Section 11.01(a) corresponding to the consent rights of the other Lenders thereunder.

11.02       Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan

Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders

11.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, but without affecting the payment obligation of the Loan Parties with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative

Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06       Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) a Term

Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall use commercially reasonable efforts to record as promptly as practicable each Assignment and Assumption received in accordance with the terms of this Section 11.06.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           [Reserved].

(h)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07       Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender does not consent to a proposed amendment, waiver, discharge or termination with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

(e)           in the case of any such assignment resulting from a Lender’s failure to consent to a proposed amendment, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14       Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16         No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17         Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18         USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19         Intercreditor Agreement.  Each Lender hereby agrees that the Administrative Agent, on behalf of the Lenders and Secured Lender Parties, may, and is hereby authorized to, enter into the Intercreditor Agreement, which shall provide, among other things, for the pro rata sharing among the Secured Lender Parties and the Private Placement Noteholders of any proceeds received from Collateral, in connection with certain mandatory prepayment events and/or from the Guaranty hereunder and any corresponding guarantee provided to the Private Placement Noteholders.  Once the Intercreditor Agreement is executed by the Administrative Agent, each Lender that is or becomes a party to this Agreement from time to time and each other Secured Lender Party shall be bound by the terms thereof.  Without limiting the foregoing, each Lender from time to time party to this Agreement agrees, if requested, to execute a counterpart signature page or joinder agreement to such Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

	By:	/s/ Roger Stone
	Name:	Roger Stone
Title:

GUARANTORS:	KAPSTONE PAPER AND PACKAGING
CORPORATION, a Delaware corporation

	By:	/s/ Roger Stone
	Name:	Roger Stone
Title:

KAPSTONE CHARLESTON KRAFT LLC,
a Delaware limited liability company

	By:	/s/ Roger Stone
	Name:	Roger Stone
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Suzanne M. Paul
Name:	Suzanne M. Paul
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ David Bacon
Name:	David Bacon
Title:	Vice President

CoBank, ACB, as a Lender

By:	/s/ Michael Tousignant
Name:	Michael Tousignant
Title:	Vice President

Northwest Farm Credit Services, PCA
as a Lender

By:	/s/ Jim D. Allen
Name:	Jim D. Allen
Title:	Senior Vice President

Farm Credit Services of America, PCA,
as a Lender

By:	/s/ Steven L. Moore
Name:	Steven L. Moore
Title:	Vice President

AgFirst Farm Credit Bank,
as a Lender

By:	/s/ Matt Jeffords
Name:	Matt Jeffords
Title:	Assistant Vice President

THE PRIVATE BANK,
as a Lender

By:	/s/ Manas N. Athanikar
Name:	Manas N. Athanikar
Title:	Associate Managing Director

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ann E. Sutton
Name:	Ann E. Sutton
Title:	Associate Director

Fifth Third Bank
as a Lender

By:	/s/ Charles Smith
Name:	Charles Smith
Title:	Vice President

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., “RABOBANK
NEDERLAND”, NEW YORK BRANCH,
as a Lender

By:	/s/ Michael L. Laurie
Name:	Michael L. Laurie
Title:	Executive Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

SUNTRUST BANK
as a Lender

By:	/s/ Brad Staples
Name:	Brad Staples
Title:	Managing Director

TD Bank, N.A.,
as a Lender

By:	/s/ Susanna C. Satten
Name:	Susanna C. Satten
Title:	Assistant Vice President

AgStar Financial Services, PCA,
as a Lender

By:	/s/ Donald G. Lindeman
Name:	Donald G. Lindeman
Title:	Vice President

Allied Irish Banks, plc.
as a Lender

By:	/s/ Joanne Gibson
Name:	Joanne Gibson
Title:	Assistant Vice President

/s/ Des Brennan
Des Brennan
Assistant Vice President

Caterpillar Financial Services Corporation
as a Lender

By:	/s/ Christopher C. Patterson
Name:	Christopher C. Patterson
Title:	Global Operations Manager-Capital Markets

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Brandon Rolek
Name:	Brandon Rolek
Title:	Vice President

First Tennessee Bank National Association
as a Lender

By:	/s/ James H. Moore, Jr.
Name:	James H. Moore, Jr.
Title:	Senior Vice President

GreenStone Farm Credit Services ACA/FLCA

By:	/s/ Jeff Pavlik
Name:	Jeff Pavlik
Title:	Vice President